Exhibit 99.1

Limestone Bancorp, Inc. Declares Quarterly Cash Dividend of $0.05 Per Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 17, 2022--Limestone Bancorp, Inc. (NASDAQ: LMST) (the “Company”), parent company of Limestone Bank, announced today that its Board of Directors declared a cash dividend of $0.05 per common share. The dividend will be paid on October 1, 2022, to shareholders of record as of September 16, 2022.

About Limestone Bancorp, Inc.
Limestone Bancorp, Inc. is a Louisville, Kentucky-based bank holding company with $1.4 billion in assets. It operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800